Exhibit 2.1

CONTRIBUTION AND MERGER

AGREEMENT

AMONG

JWC ACQUISITION CORP.,

THE TILE SHOP, LLC,

AND ITS MEMBERS

NABRON INTERNATIONAL, INC.

TILE SHOP HOLDINGS, INC.,

AND

TILE SHOP MERGER SUB, INC.

JUNE 27, 2012

Section 1.	Definitions	1

Section 2.	The Transactions	9

2.1	Closing	9
2.2	The Contribution	9
2.3	The Merger	11
2.4	Other Agreements	12
2.5	Governance	13
2.6	Tax Treatment; Allocation	13

Section 3.	Representations and Warranties of Sellers	14

3.1	Organization	14
3.2	Authorization of Transaction	14
3.3	Non-contravention	14
3.4	Brokers’ Fees	14
3.5	Investment	15
3.6	Membership Interests	15
3.7	Nabron	15
3.8	Information Supplied	15

Section 4.	Representations and Warranties Concerning the Company and its Subsidiaries and Holdings and Merger Sub	16

4.1	Organization	16
4.2	Capitalization	16
4.3	Non-contravention	17
4.4	Brokers’ Fees	17
4.5	Title to Assets	17
4.6	Subsidiaries	17
4.7	Holdings and Merger Sub	18
4.8	Financial Statements	18
4.9	Events Subsequent to Most Recent Fiscal Year End	19
4.10	Legal Compliance	20
4.11	Tax Matters	20
4.12	Real Property	21
4.13	Intellectual Property	23
4.14	Tangible Assets	26
4.15	Inventory	26
4.16	Contracts	26
4.17	Insurance	27
4.18	Litigation	28
4.19	Product Warranty	28
4.20	Product Liability	29
4.21	Employees	29
4.22	Employee Benefits	30
4.23	Guaranties	31
4.24	Environmental, Health, and Safety Matters	31

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4.25	Information Supplied	32

Section 5.	Buyer’s Representations and Warranties	32

5.1	Organization of Buyer	32
5.2	Authorization of Transactions	32
5.3	Non-contravention	32
5.4	Brokers’ Fees	33
5.5	Capitalization	33
5.6	Filings with SEC	33
5.7	Financial Statements	33
5.8	Information Supplied	34
5.9	Trust Account	34
5.10	Board Approval	35

Section 6.	Pre-closing Covenants	35

6.1	General	35
6.2	Notices and Consents	35
6.3	Registration Statement and Proxy Statement/Prospectus	35
6.4	Special Meetings: Mailing of Proxy Statement/Prospectus	36
6.5	Hart-Scott-Rodino Act	37
6.6	Listing of Holdings Common Stock	37
6.7	Operation of Business	37
6.8	Preservation of Business	37
6.9	Full Access	37
6.10	Notice of Developments	38
6.11	Exclusivity	38
6.12	Waiver	38
6.13	Separation of Buyer Units	39
6.14	Indemnification Agreements	39
6.15	Purchase of Warrants; Repurchase of Buyer Common Stock	39

Section 7.	Conditions to Obligation to Close	39

7.1	Conditions to Each Party’s Obligation	39
7.2	Conditions to the Obligations of Buyer	40
7.3	Conditions to the Obligations of Sellers	40

Section 8.	Termination	41

8.1	Termination of Agreement	41
8.2	Effect of Termination	41

Section 9.	Post-Closing Covenants	41

9.1	General	41
9.2	Litigation Support	42
9.3	Confidentiality	42
9.4	Non-Compete Covenant	42
9.5	Restrictive Legends	43
9.6	Charter Protections; Directors’ and Officers’ Liability Insurance	43
9.7	Income Tax Returns	43

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9.8	Release	44
9.9	Restrictions on Purchase of Warrants	44
9.10	Distribution of Trust Account	44
9.11	Maintenance of Buyer Entity	44
9.12	State Tax Gross-Up Payment	44

Section 10.	Survival of Representations and Warranties; Covenants; Nabron Indemnity	45

Section 11.	Miscellaneous	45

11.1	Sellers’ Representative	45
11.2	Press Releases and Public Announcements	47
11.3	No Third-Party Beneficiaries	47
11.4	Entire Agreement	47
11.5	Succession and Assignment	47
11.6	Counterparts	48
11.7	Headings	48
11.8	Notices	48
11.9	Governing Law	49
11.10	Amendments and Waivers	49
11.11	Severability	49
11.12	Expenses	49
11.13	Transfer Taxes	49
11.14	Construction	50
11.15	Incorporation of Exhibits and Schedules	50
11.16	Specific Performance	50
11.17	Submission to Jurisdiction	50

Exhibit A	Form of Buyer Amended and Restated Certificate of Incorporation
Exhibit B	Form of Buyer Amended and Restated Bylaws

Disclosure Schedule—Exceptions to Representations and Warranties

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contribution and MERGER Agreement

This Contribution and Merger Agreement (this “Agreement”) is entered into on June 27, 2012 by and between JWC Acquisition Corp., a Delaware corporation (“Buyer”), The Tile Shop, LLC, a Delaware limited liability company (the “Company”), ILTS, LLC, a Delaware limited liability company (“ILTS”), The Tile Shop, Inc., a Minnesota corporation (“TS Inc.”), JWTS, Inc., a Delaware corporation (“JWTS”), each of the other Members of the Company that are signatories to this Agreement (the “Other Members,” together with TS Inc., JWTS, and ILTS, the “Members”), Nabron International, Inc., a Bahamas corporation (“Nabron,” and, together with TS Inc., JWTS and the Other Members, the “Sellers”), Tile Shop Holdings, Inc., a Delaware corporation (“Holdings”), Tile Shop Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”) and Peter Jacullo, in his capacity as Sellers’ Representative. Sellers, ILTS, Buyer, the Company, Holdings, and Merger Sub, are referred to collectively herein as the “Parties.”

This Agreement contemplates the contribution of all of the Membership Interests (other than the Membership Interests held by ILTS) of the Company and the ILTS Contribution Interests to Holdings in return for cash and shares of common stock of Holdings and a merger of Merger Sub into Buyer in which Buyer becomes a wholly-owned subsidiary of Holdings and all of the issued and outstanding shares of common stock of Buyer will be deemed to represent shares of common stock of Holdings all pursuant to a plan and integrated exchange intended to qualify as contributions of property for stock within the meaning of Code §351.

Each of the individuals constituting the Board of Directors of Buyer, Holdings and Merger Sub, respectively, have unanimously approved this Agreement and each of them has determined that this Agreement and the other transactions contemplated hereby are advisable and in the respective best interest of each of Buyer, Holdings and Merger Sub, respectively, and the stockholders of Buyer, and the Board of Directors of Buyer have unanimously resolved to recommend that Buyer’s stockholders adopt this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1.       Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Additional Closing Shares” has the meaning set forth in Section 2.4(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Allocation” has the meaning set forth in Section 2.6.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or is likely to form the basis for any specified consequence.

“Business” means the business currently conducted by the Company and its Subsidiaries.

“Business Combination” has the meaning set forth in Section 6.12 below.

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Stock” means the common stock, $.0001 per value, per share, of Buyer.

“Buyer Units” means the issued and outstanding units of Buyer each consisting of one share of Buyer Common Stock and one Buyer Warrant.

“Certificate of Merger” has the meaning set forth in Section 2.3(b)(i) below.

“Closing” has the meaning set forth in Section 2.1 below.

“Closing Cash Consideration” means an amount of cash equal to (i) $100 million, less (ii) an amount of cash determined in accordance with Sections 2.2(c)(ii) and 2.2(e)(ii) hereof.

“Closing Date” has the meaning set forth in Section 2.1 below.

“Closing Holdings Shares” means a number of shares of Holdings Common Stock equal to (i) 29,500,000 shares of Holdings Common Stock, less (ii) the number of shares of Holdings Common Stock held by the Sellers or their Affiliates immediately prior to the Closing, plus (iii) the additional number of Holdings Common Stock required to be issued to the Sellers in accordance with Sections 2.2(c)(i), 2.2(d) and 2.2(e) hereof.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Confidential Information” means any information concerning the Business that is not already generally available to the public.

“Contribution” means the contribution by Nabron of the ILTS Contribution Interests to Holdings and the contribution by the Sellers (other than Nabron) of their Membership Interests to Holdings in accordance with Section 2.2 of this Agreement.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Dissenting Share” means any shares of Buyer Common Stock held of record by any stockholder who or that has exercised his, her or its appraisal rights under the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.3(b)(i) below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means, whenever in effect, all federal, state, local, and non-U.S. statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Sellers for purposes of Code §414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Final Date” means August 23, 2012 or such later date following which Buyer is required to cease all operations and redeem the shares of Buyer Common Stock issued in Buyer’s initial public offering.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 8 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gross-Up Payment” has the meaning set forth in Section 9.12 below.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdings” has the meaning set forth in the preface above.

“Holdings Common Stock” means the common stock, .0001 per value, per share of Holdings.

“Holdings Equity Incentive Plan” means the equity incentive plan of Holdings adopted as of the date hereof.

“ILTS” has the meaning set forth in the preface above.

“ILTS Contribution Interests” means all of the membership interests of ILTS.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in Section 2.6.

“JWC Warrant Holdings” means JWC Warrant Holdings, LLC, a Delaware corporation.

“JWTS” has the meaning set forth in the preface hereof.

“Knowledge” as to any Person means actual knowledge after reasonable investigation of such Person (if an individual) or any of such Person’s Chief Executive officer, Chief Financial Officer or President.

“Leased Real Property” means the leasehold or subleasehold estates and other rights to use or occupy the land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or its Subsidiaries holds the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Sellers.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Business, or to the ability of the Sellers to consummate timely the Transactions (regardless of whether Buyer has knowledge of such effect or change on the date hereof).

“Member(s)” has the meaning set forth in the preface.

“Membership Interests” means membership interests of the Company.

“Merger” has the meaning set forth in Section 2.3(a) below.

“Merger Sub” has the meaning set forth in the preface above.

“Most Recent Balance Sheet” means the balance sheet as of March 31, 2012 included within the Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.8 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.8 below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.8 below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Nabron” has the meaning set forth in the preface above.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Members” has the meaning set forth in the preface hereof.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company or any of its Subsidiaries.

“Parties” has the meaning set forth in the preface above.

“Permitted Encumbrances” means any (a) Liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Financial Statements, (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any governmental body, all of which do not materially interfere with the conduct of the business of the Company or its Subsidiaries.

“Permitted Transfer” means a transfer of Buyer Common Stock or Warrants:

(a)       by gift or other transfer to a member of the immediate family of a holder or a trust, corporation, partnership, or limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners or members of which are members of the immediate family of a holder or a charitable organization;

(b)       by virtue of the laws of descent and distribution upon the death of a holder;

(c)       pursuant to a qualified domestic relations order;

(d)       to the stockholders, partners or members of a holder or a corporation, partnership or limited liability company that is a permitted transferee; or

(e)       in the event, subsequent to the Closing Date, the Company consummates a merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pro Rata Share” means a portion determined by dividing the Closing Cash Consideration paid to a Seller on the Closing Date by the total Closing Cash Consideration paid to all Sellers on the Closing Date.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Promissory Notes” means the unsecured subordinated promissory notes issued by Holdings pursuant to Section 2.2(g), in the aggregate principal amount equal to $80,000,000, less (i) the amount of indebtedness for borrowed money of the Company and its Subsidiaries (including capital leases) at the Closing, and (ii) the TTS Equity Plan Payout Amount.

“Proxy Statement/Prospectus” means the letter to Buyer’s stockholders, the notice of meeting, the proxy statement and forms of proxies to be distributed to the holders of Buyer Common Stock in connection with the Merger and the other transactions contemplated by this Agreement and any additional solicitation materials required to be filed with the SEC in connection therewith.

“Real Property” has the meaning set forth in Section 4.12(c).

“Real Property Permits” has the meaning set forth in Section 4.12(g) below.

“Registration Statement” means a Registration Statement on Form S-4 filed by Holdings for the purpose of registering the shares of Holdings Common Stock issuable upon consummation of the Merger.

“Rucker” means Robert A. Rucker.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Representative” has the meaning set forth in Section 11.1(a).

“Senior Loan Facility” means the indebtedness incurred for the purpose of repaying all or a portion of the principal amount of the Promissory Notes.

“Special Cash Units” has the meaning set forth in Section 6.7(b).

“Special Meeting” means a meeting of the holders of Buyer Common Stock to be held for the purpose to adopt this Agreement and approve the Transactions.

“Sponsor” means JWC Acquisition LLC, a Delaware limited liability company.

“Sponsor Warrants” means the warrants to acquire 5,333,333 shares of Buyer Common Stock initially issued to members of the Sponsor prior to the initial public offering of the Buyer.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.3(a) below.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or abandoned property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” mean the Contribution, the Merger and the other transactions contemplated under this Agreement.

“Trust Account” means the trust account at JP Morgan Chase, N.A. in which certain proceeds from Buyer’s initial public offering and sale of Buyer Warrants to members of the Sponsor are held in trust for the public stockholders of Buyer.

“Trust Agreement” means the Investment Management Trust Agreement, dated November 17, 2010, by and among Buyer, JWC Acquisition Security Corporation and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“TS Inc.” has the meaning set forth in the preface hereof.

“TTS Equity Plan” means the equity incentive plan of the Company that will be terminated at Closing.

“TTS Equity Plan Payout Amount” means the amount of cash necessary to make all payments under the TTS Equity Plan, including the agreements referenced in Section 2.4(f) below, and all interest that will be due after the Closing with respect thereto.

“Warrant Agreement” means the Warrant Agreement dated November 17, 2010, by and between Buyer and Continental Stock Transfer & Trust Company.

“Warrant Purchase Amount” means the aggregate purchase price payable by the Buyer for the Warrants acquired by Buyer in accordance with Section 6.15.

“Warrants” means the issued and outstanding warrants exercisable for shares of Buyer Common Stock that upon the consummation of the Merger will become exercisable for shares of Holdings Common Stock.

Section 2.       The Transactions.

2.1       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, in New York, New York commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers’ Representative may mutually determine (the “Closing Date”); provided that the Closing shall occur no later than the Final Date.

2.2       The Contribution.

(a)       Contribution. On and subject to the terms and conditions of this Agreement, at the Closing Nabron shall contribute, transfer, convey and deliver to Holdings all of the ILTS Contribution Interests, such that ILTS will be 100% owned by Holdings, and the Sellers (other than Nabron) shall contribute, transfer, convey and deliver to Holdings all of their Membership Interests for the consideration specified below in this Section 2.2.

(b)       Closing Consideration. As consideration for the Contribution, at the Closing, Holdings shall (i) pay to the Sellers in accordance with Schedule 2.2(b) the Closing Cash Consideration by wire transfer or delivery of other immediately available funds and (ii) issue to the Sellers the Closing Holdings Shares and the Promissory Notes in accordance with Schedule 2.2(b).

(c)       Adjustment to Closing Cash Consideration and Closing Holdings Shares upon Redemption of Buyer Common Stock. Subject to Section 2.2(h) below, in the event that prior to the Closing, holders of Buyer Common Stock have exercised their rights under the Buyer’s certificate of incorporation, as amended, to cause Buyer to redeem greater than 1,500,000 shares of Buyer Common Stock for a cash payment from the Trust Account, then at the Closing, (i) the number of shares of Holdings Common Stock issuable to the Sellers as consideration for the Contribution shall be increased by a number of shares of Holdings Common Stock equal to the number of shares of Buyer Common Stock that have been so redeemed in excess of 1,500,000; provided that such additional number of shares of Holdings Common Stock shall not exceed 2,500,000; and (ii) the Closing Cash Consideration shall be reduced by an amount equal to $10 multiplied by each additional share of Holdings Common Stock required to be issued to the Sellers in accordance with Section 2.2(c)(i).

(d)       Adjustment to Closing Holding Shares upon Reduction in Expenses. In the event that the expenses described in Section 5.9(iii), (iv) and (v) are less than $3,575,000, then the number of shares of Holdings Common Stock issuable to Sellers as consideration for the Contribution shall be further increased by that number of shares of Holdings Common Stock equal to the amount of such deficiency divided by ten.

(e)       Adjustment to Closing Cash Consideration and Closing Holdings Shares and Warrant Purchase. Subject to Section 2.2(h) below, in the event that prior to Closing Buyer has entered into agreements to purchase Warrants in accordance with Section 6.15, than at the Closing (i) the number of shares of Holdings Common Stock issuable to the Sellers as consideration for the Contribution shall be increased by a number of shares of Holdings Common Stock equal to the Warrant Purchase Amount divided by 10 and (ii) the Closing Cash Consideration shall be reduced by an amount equal to the Warrant Purchase Amount.

(f)       Cancellation of Shares of Holdings Common Stock. Upon the consummation of Contribution, all of the shares of Holdings Common Stock held by the Company shall be cancelled for no consideration and shall no longer be outstanding for any purpose.

(g)       Form of Promissory Notes. Prior to the Closing, Buyer and the Sellers’ Representative shall prepare the forms of Promissory Notes, each of which shall (i) mature 3 years from the Closing Date and shall be prepayable at any time by Holdings without penalty, (ii) have an annual interest rate of 4% payable quarterly, (iii) provide that (A) such Promissory Notes shall be subordinated to any Senior Loan Facility the proceeds of which are used to repay at least 50% of the principal amount of the Promissory Notes then outstanding, and (B) the terms of the Promissory Notes remaining after such prepayment shall be extended to 180 days after the term of the Senior Loan Facility and the interest rate payable on the Promissory Notes shall be increased to 10% per annum commencing on the date of such partial prepayment, (iv) provide that if the Promissory Notes have not been repaid in full by the three year anniversary of the Closing Date, the holders of the Promissory Notes shall have the right to convert up to their pro rata portion (based on the respective principal amount of Promissory Notes held by each) of an aggregate $20,000,000 of the outstanding principal amount of the Promissory Notes into common stock of the Holdings at a conversion price of $10 per share and (v) otherwise be in form and substance reasonably satisfactory to the Buyer and the Sellers’ Representative.

(h)       Rucker Reallocation. Notwithstanding anything herein or in any agreement entered into in connection herewith to the contrary, no shares of Holdings Common Stock shall be issued to TS Inc. under Sections 2.2(c) or (e) (and the amount of Cash Consideration to TS Inc. shall not be reduced) to the extent such issuance, in the reasonable determination of Buyer, would cause Section 197(f)(9) of the Code or any corollary thereto to apply to the amortization of any “Section 197 intangibles” (within the meaning of Section 197(d) of the Code) by Holdings after the Closing and the Holdings Common Stock that would otherwise have been allocated to TS Inc. shall be allocated to the other Sellers with a corresponding reduction of any Cash Consideration payable to such Sellers based on the allocation of proceeds set forth on Schedule 2.2(b) among such Sellers.

(i)       Other Deliveries at Closing. At the Closing, Sellers will execute, acknowledge (if appropriate), and deliver to Holdings such assignments or other instruments of sale, transfer, conveyance, and assignment and releases as Buyer and its counsel may request or deem necessary or desirable to vest, perfect or confirm of record or otherwise in Holdings their right, title or interest in, to or under the ILTS Contribution Interests and the Membership Interests (other than the Membership Interests held by ILTS) free and clear of any and all Liens.

2.3       The Merger.

(a)       The Merger. On and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, simultaneously with the consummation of the Contribution, Merger Sub shall merge with and into Buyer (the “Merger”) and Buyer shall be the corporation surviving the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Holdings.

(b)       Effect of Merger.

(i)       General. The Merger shall become effective at the time Buyer and Merger Sub file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Effective Time”). The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Buyer or Merger Sub in order to carry out and effectuate the Merger.

(ii)       Certificate of Incorporation. The certificate of incorporation of Buyer as in effect immediately prior to the Effective Time shall be amended and restated in its entirely to read as set forth in Exhibit A and shall be at and after the Effective Time the certificate of incorporation of the Surviving Corporation.

(iii)       Bylaws. The bylaws of Buyer as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set for the in Exhibit B and shall be and after the Effective Time the bylaws of Surviving Corporation.

(iv)       Directors and Officers. The directors and officers of Merger Sub in office at and as of the Effective Time will become the directors and officers of Surviving Corporation.

(v)       Conversion of Shares of Buyer Common Stock. At and as of the Effective Time, each issued and outstanding share of Buyer Common Stock (other than Dissenting Shares and the shares of Buyer Common Stock redeemed for cash under the terms of Buyer’s certificate of incorporation), shall be converted into the right to receive one share of Holdings Common Stock. Each share of Buyer Common Stock owned by Buyer immediately prior to the Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof. Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law. No shares of Buyer Common Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.3(b)(v) after the Effective Time.

(vi)       Treatment of Warrants. At and as of the Effective Time, in accordance with the terms of the Warrant Agreement, each issued and outstanding Warrant will become exercisable for one share of Holdings Common Stock at the same exercise price per share and on the same terms in effect immediately prior to the Effective Time, and the rights and obligations of Buyer under the Warrant Agreement will be assigned and assumed by Holdings.

(vii)       Merger Sub Shares. At and as of the Effective Time, each issued and outstanding share of common stock of Merger Sub at and as of the Effective Time shall be converted into the right to receive one share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of common stock of the Surviving Corporation and shall be held by Holdings.

(c)       Exchange Procedure.

(i)       Prior to Closing, Buyer, Holdings and the Exchange Agent shall enter into an exchange agent agreement, in a form reasonable acceptable to Buyer and Sellers’ Representative.

(ii)       Immediately after the Effective Time, (i) Holdings will deposit with the Exchange Agent in trust for the benefit of the holders of shares of Buyer Common Stock prior to the Closing, certificates representing the shares of Holdings Common Stock issuable pursuant to Section 2.3(b) hereof (or appropriate alternative arrangements shall be made if such securities will be issued in book-entry form) and (ii) Holdings will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding shares of Buyer Common Stock for the holder to use in surrendering the certificates that represented his, her, or its shares of Buyer Common Stock in exchange for certificates representing the number of shares of Holdings Common Stock to which he, she, or it is entitled.

(iii)       Holdings may cause the Exchange Agent to return any shares of Holdings Common Stock thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding shares of Buyer Common Stock shall be entitled to look to Holdings (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to such shares and warrants and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

(d)       Closing of Transfer Records. After the close of business on the Closing Date, transfers of shares of Buyers Common Stock and Warrants outstanding prior to the Effective Time shall not be made on the transfer books of Surviving Corporation.

2.4       Other Agreements.

(a)       The members of the Sponsor and the independent directors of Buyer have entered into letter agreements under which all of the shares of Holdings Common Stock that they receive upon conversion of the shares of Buyer Common Stock held by them that were issued prior to Buyer’s initial public offering and the Additional Closing Shares will be subject to the same transfer and forfeiture provisions that the shares of Buyer Common Stock held by them are currently subject to.

(b)       The Sellers and JWC Warrant Holdings have or will have entered into an agreement pursuant to which the Sellers will purchase at the Closing 4,466,885 Warrants held by JWC Warrant Holdings for an aggregate purchase price of $3,419,327 by wire transfer of immediately available funds.

(c)       The Sellers have or will have entered into lockup agreements under which the Closing Holdings Shares will be subject to restrictions on transfer.

(d)       Holdings, the Sellers, and the members of the Sponsor have or will have entered into a registration rights agreement.

(e)       The Sponsor and its members have entered into an agreement with Buyer and Holdings under which (i) immediately prior to the Effective Time, the Sponsor will distribute to its members all of the shares of Buyer Common Stock held by the Sponsor, (ii)immediately prior to the Effective Time, each holder of the Sponsor Warrants will waive their rights and the rights of their permitted transferees under Section 2.5 of the Warrant Agreement to exercise the Sponsor Warrants for cash and to agree that such Sponsor Warrants may only be exercised on a cashless basis pursuant to Subsection 3.3.1(c) of the Warrant Agreement and prior to such cashless exercise will not sell, assign or otherwise transfer any of the Sponsor Warrants to any Person other than to certain permitted transferees; (iii) the Sponsor Warrants will be subject to redemption after the underlying shares of Holdings Common Stock exceed $18 per share in the same manner that the Warrants held by persons other than the members of the Sponsor are subject to redemption; and (iv)  members of the Sponsor will agree to purchase at the Closing up to 1,500,000 shares of Holding Common Stock at a price of $10 per share to the extent holders of Buyer Common Stock have exercised their rights under the Buyer’s certificate of incorporation, as amended, to cause Buyer to redeem greater than 4,000,000 shares of Buyer Common Stock for a cash payment from the Trust Account (the “Additional Closing Shares”).

(f)       The Company has entered into an agreement with each of the participants in the TTS Equity Plan pursuant to which the TTS Equity Plan will terminate and each of the participants will receive a cash payment prior to the first anniversary of the Closing in accordance with the terms of such agreement.

2.5       Governance. On or prior to the Closing, the Sellers and the board of directors of Holdings shall cause (a) the directors of Holdings to be William Watts, Chairman, Robert Rucker, Peter Jacullo, Todd Krasnow, Peter Kamin and Adam Suttin, with Messrs. Adam Suttin and Peter Jacullo in the class whose term will expire immediately prior to the Holdings annual stockholders meeting in 2013, Messrs. Todd Krasnow and Peter Kamin in the class whose term will expire immediately prior to the Holdings annual stockholders meeting in 2014, and Messrs. William Watts and Robert Rucker in the class whose term will expire immediately prior to the Holdings annual stockholders meeting in 2015; (b) the members of the Audit Committee to be Messrs. Peter Kamin, Peter Jacullo, and Adam Suttin; and (c) the members of the Compensation Committee to be Messrs. Todd Krasnow, Peter Jacullo and William Watts.

2.6       Tax Treatment; Allocation. The Parties intend that, for federal income tax purposes (and, where applicable, state and local income tax purposes): (i) the contribution of the Membership Interests (other than the Membership Interests held by ILTS) and the ILTS Contributed Interest to Holdings pursuant to the Contribution, and the conversion of the shares of Buyer Common Stock into shares of Holdings Common Stock pursuant to the Merger together, shall be treated as contributions of property for stock within the meaning of Code §351 and (ii) the consideration paid by Holdings pursuant to Section 2.2 (other than the Closing Holdings Shares) to the Members with respect to their Membership Interests shall give rise to taxable gain to the Members as set forth in Code §351(b), and, as a result of the Code §754 election contemplated by Section 9.7, Holdings’ share of the tax basis in the assets of the Company and its Subsidiaries shall be increased to Holdings’ tax basis in such Membership Interests following the Closing Date (the “Intended Tax Treatment”). The Company shall prepare an allocation of the consideration set forth in Section 2.2 (as adjusted for all liabilities of the Company and its Subsidiaries as of the Closing Date and all capitalized costs) among the assets of the Company and its Subsidiaries (the “Allocation”), including for purposes of (i) Treasury Regulation §1.743-1 in determining Holding’s adjustment to its tax basis in the assets of the Company and its Subsidiaries and (ii) Treasury Regulation §1.751-1(a)(2) in determining the character of each Member’s gain or loss, as the case may be, for U.S. federal income tax purposes. The Parties and their Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment and Allocation, and shall not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment or Allocation unless required to do so by applicable law.

Section 3.       Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and, with respect to Sections 3.6 and 3.7 the Closing Date, with respect to himself, herself, or itself; provided, that, the representations and warranties set forth in Section 3.7 are made solely by Nabron:

3.1       Organization. Such Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or organization).

3.2       Authorization of Transaction. Such Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by such Seller has been duly authorized by such Seller.

3.3       Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject or, if such Seller is an entity, any provision of its charter, bylaws or other governing documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject, or (c) result in the imposition or creation of a Lien upon or with respect to Membership Interests.

3.4       Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

3.5       Investment. Such Seller (a) understands that the Closing Holding Shares and the Promissory Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Closing Holding Shares solely for his, her, or its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Closing Holding Shares and the Promissory Notes, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Closing Holding Shares and the Promissory Notes, and (f) is an Accredited Investor.

3.6       Membership Interests. Such Seller holds of record and owns beneficially the number of Membership Interests set forth next to his, her, or its name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws, and under the Operating Agreement of the Company), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase, right, or other contract or commitment (other than this Agreement and the Company’s Operating Agreement) that could require Such Seller to sell, transfer, or otherwise dispose of any Membership Interests. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests of the Company, other than pursuant to the Company’s Operating Agreement.

3.7       Nabron. ILTS was formed by Nabron for the sole purpose of holding Membership Interests and has engaged in no other business activities and has conducted its operations only as a holding company of Membership Interests. Nabron has not incurred or is subject to any liability, or obligation of any kind or nature relating to its interest in ILTS, except for this Agreement and the limited liability company agreement of the Company, is not a party to any agreement relating to its interest in ILTS. ILTS owns no assets other than Membership Interests. Nabron holds of record and owns beneficially 100% of the equity interest of ILTS free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws, and under the limited liability company agreement of ILTS), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Nabron is not a party to any option, warrant, purchase, right, or other contract or commitment (other than this Agreement) that could require Nabron to sell, transfer, or otherwise dispose of any equity interest in ILTS. Nabron further represents that it has the right and authority to transfer the ILTS Contribution Interests to Holdings pursuant to this Agreement and without any third party consent.

3.8       Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto) and at the time of the Special Meeting, and, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion in any of the filings made by Buyer with the SEC will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties of such Seller included in this Agreement and any list, statement, document or information set forth in, or attached to, any Disclosure Schedule provided by such Seller pursuant to this Agreement or delivered by such Seller hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Notwithstanding the foregoing, the Sellers make no representation, warranty or covenant whatsoever with respect to any information supplied by the Company or the Buyer which is contained in the Registration Statement, the Proxy Statement/Prospectus, or any filings made by Buyer with the SEC.

Section 4.       Representations and Warranties Concerning the Company and its Subsidiaries and Holdings and Merger Sub. The Company represents and warrants that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

4.1       Organization. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect. Each of the Company and its Subsidiaries have full corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them.

4.2       Capitalization. The entire Membership Interests of the Company as of the date of this Agreement are set forth on Section 4.2(a) of the Disclosure Schedule. All of the issued and outstanding Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in Section 4.2(a). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests. There are no outstanding or authorized membership interests, appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests.

4.3       Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company or any of its Subsidiaries is subject or any provision of the articles of organization or limited liability company agreement of the Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Transactions.

4.4       Brokers’ Fees. Neither the Company nor any of its Subsidiaries have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

4.5       Title to Assets. The Company and its Subsidiaries have good title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date hereof free and clear of any Liens except for Permitted Encumbrances and for properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

4.6       Subsidiaries. Section 4.6 of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares or membership interests for each class of its equity, (iii) the number of issued and outstanding shares or membership interests of each class of its equity, the names of the holders thereof, and the number of shares or membership interests held by each such holder, and (iv) the number of shares or membership interests of its equity held in treasury. All of the issued and outstanding shares or membership interests of equity of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company and/or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares or membership interests of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens (other than Permitted Encumbrances), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of membership interests of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own equity. There are no outstanding stock or membership interests, appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company. Except for the Subsidiaries set forth in Section 4.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other interests in, any Person.

4.7       Holdings and Merger Sub. Each of Holdings and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Holdings and Merger Sub is duly authorized to conduct business and is in good standing under the laws of Delaware. Each of Holdings and Merger Sub has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Buyer correct and complete copies of the charter and bylaws of each of Holdings and Merger Sub (as amended to date). The Company holds of record and owns beneficially all of the outstanding shares of Holdings and Holdings holds of record and owns beneficially all of the outstanding shares of Merger Sub, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company, Holdings or Merger Sub to sell, transfer, or otherwise dispose of any capital stock of Holdings or Merger Sub or that could require Holdings or Merger Sub to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than in accordance with the terms of this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdings or Merger Sub. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Holdings or Merger Sub. Holdings owns no assets other than the shares of common stock of Merger Sub and has not and will not conduct any business or incur any Liability prior to the Closing other than in accordance with the terms of this Agreement. Merger Sub owns no assets and has and will not conduct any business or incur any Liability prior to Closing. The Holdings Equity Incentive Plan, Certificate of Incorporation and Bylaws of Holdings as delivered to Buyer prior to the date hereof are in full force and effect and shall be in full force and effect on the terms thereof as of the Closing Date.

4.8       Financial Statements. The Company has provided the Buyer with true and correct copies of the following financial statements for the Company and its Subsidiaries (collectively the “Financial Statements”): (i) audited consolidated balance sheets, statements of income and cash flow as of and for the fiscal years ended December 31, 2009 and December 31, 2010, (ii) unaudited consolidated balance sheets, statements of income and cash flow for the fiscal year ended December 31, 2011 (the “Most Recent Fiscal Year End”); and (iii)  unaudited consolidated balance sheets, statements of income and cash flow (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2012 (the “Most Recent Fiscal Month End”). Except as set forth on Section 4.8 of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, and are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year end adjustments (which will not be material individually or in the aggregate) and lack footnotes.

4.9       Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a)       neither the Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)       neither the Company nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c)       no party (including the Company or any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

(d)       neither the Company nor any of its Subsidiaries has imposed or permitted to be created any Lien other than Permitted Encumbrances upon any of its material assets;

(e)       neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f)       neither the Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(g)       neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(h)       neither the Company nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(i)       neither the Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business ;

(j)       there has been no change made or authorized in the organizational documents of the Company or any of its Subsidiaries;

(k)       neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its membership units, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership units;

(l)       neither the Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(m)       neither the Company nor any of its Subsidiaries has entered into or terminated any collective bargaining agreement, written or oral, or modified the terms of any existing such agreement, or become bound by any collective bargaining relationship;

(n)       neither the Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business ;

(o)       neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(p)       neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(q)       neither the Company nor any of its Subsidiaries has made or changed any material Tax election or Tax accounting method, amended any Tax Return, settled or compromised any material dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries, or waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, of the Company or any of its Subsidiaries;

4.10       Legal Compliance. Each of the Company and its Subsidiaries, and their respective predecessors and Affiliates has complied, in all material respects, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof) to the extent that any failure to so comply would constitute a Material Adverse Effect, and, to the Company’s Knowledge, no suit, proceeding, hearing, investigation, or formal governmental complaint has been filed or commenced against any of them alleging any failure so to comply.

4.11       Tax Matters.

(a)       Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by the Company and its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2010, no claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)       To the Company’s Knowledge, each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)       There is no dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of its Subsidiaries has Knowledge.

(d)       Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)       No closing agreement is currently in force pursuant to Code §7121 (or any similar provision of state, local or non-U.S. law) with respect to the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has obtained a ruling from any taxing authority with respect to any Tax which will have any effect after the Closing.

(f)       The Company and its Subsidiaries are, and at all times since their formation have been, treated as either a partnership or a disregarded entity for federal income tax purposes. No election has been filed under Treasury Regulation §301.7701-3(c) to treat the Company or any of its Subsidiaries as an association taxable as a corporation.

4.12       Real Property.

(a)       Section 4.12(a) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i)       the Company or one of its Subsidiaries has good fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(ii)       neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)       there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)       Section 4.11(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases:

(i)       the Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)       the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)       the possession and quiet enjoyment of the Leased Real Property by the Company and its Subsidiaries under such Lease has not been disturbed in any material respect and there are no material disputes with respect to such Lease;

(iv)       neither the Company nor any of its Subsidiaries, nor any other party to the Lease is in material breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)       no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)       neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)       the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

(viii)       neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(ix)       neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(x)       there are no Liens except Permitted Encumbrances on the estate or interest created by such Lease.

(c)       The Owned Real Property identified in Section 4.11(a) of the Disclosure Schedule and the Leased Real Property identified in Section 4.11(b) of the Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used in the operation of the Business; and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(d)       All buildings, structures, fixtures, building systems and equipment and all components thereof included in the Real Property are in good condition and repair in all material respects and sufficient for the operation of the Business and there are no facts or conditions affecting any of the foregoing which would, individually or in the aggregate, materially interfere in any respect with the operation of the Business as currently conducted thereon.

(e)       There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Company, threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

(f)       There is no pending, and since January 1, 2010, none of the Company nor its Subsidiaries has received any notice of, any material violation of any applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and insurance requirements and, to the Company’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such material violation.

(g)       All certificates of occupancy, permits, licenses, franchises, consents, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association, any quasi-governmental agency, or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted thereon have been issued and are in full force and effect, except to the extent that the failure of any such Real Property Permits to be issued or to be in full force and effect would not materially affect the Company’s and its Subsidiaries’ use of the Real Property. Since January 1, 2010, neither of the Company nor its Subsidiaries has received any written notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is, to the Company’s Knowledge, no Basis for the issuance of any such notice or the taking of any such action.

(h)       There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, any Real Property or portion thereof other than such amounts due and payable in the Ordinary Course of Business. There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Real Property or portion thereof, or to be performed or supplied prior to Closing, other than routine maintenance and repair work.

4.13       Intellectual Property.

(a)       The Company and its Subsidiaries own or possess or have the right to access and use pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission all material Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned, accessed, or used by the Company and its Subsidiaries immediately prior to the Closing will be owned or available for access and use by the Company and its Subsidiaries on substantially identical terms and conditions immediately subsequent to the Closing hereunder. The Company and each of its Subsidiaries has taken all commercially reasonable action to maintain and protect each material item of Intellectual Property that it owns or uses.

(b)       To the Company’s Knowledge, neither of the Company nor any of its Subsidiaries has or will in any material respect interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; and none of the Company nor any of its Subsidiaries has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of the Company or any of its Subsidiaries, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any material Intellectual Property rights of the Company or any of its Subsidiaries.

(c)       Section 4.13(c) of the Disclosure Schedule identifies each patent or registration that has been issued to the Company or any of its Subsidiaries with respect to any of its Intellectual Property used in the operations of the Business, identifies each pending patent application or application for registration that the Company or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, covenant not to sue, or other permission that the Company or any of its Subsidiaries has granted in writing to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). Section 4.13(c) of the Disclosure Schedule also identifies each unregistered trademark, service mark, logo, trade name, corporate name, Internet domain name, or other source identifier, computer software owned by the Company or one of its Subsidiaries and used by the Company or any of its Subsidiaries in connection with, and material to, the operations of the Business. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:

(i)       The Company or one of its Subsidiaries owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding access, use, or disclosure;

(ii)       the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)       no action, suit, proceeding, hearing, investigation, complaint, claim, or demand is pending or is threatened in writing that challenges the legality, validity, enforceability, access, use, or ownership of the item, and, to the Company’s Knowledge, there are no grounds for the same;

(iv)       none of the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or other conflict with respect to the item; and

(v)       no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms.

(d)       Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns (other than commercially available off the shelf software) and that the Company or any of its Subsidiaries accesses or uses pursuant to license, sublicense, agreement, covenant not to sue, or permission. The Company has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.13(d) of the Disclosure Schedule:

(i)       to the Company’s Knowledge, the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable in all material respects, and in full force and effect;

(ii)       to the Company’s Knowledge, the license, sublicense, agreement, covenant not to sue, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially identical terms following consummation of the Transactions;

(iii)       to the Company’s Knowledge, no party to the license, sublicense, agreement, covenant not to sue, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)       no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(v)       with respect to each sublicense, to the Company’s Knowledge, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)       to the Company’s Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)       no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

(viii)       neither of the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(e)       The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect all of the material Intellectual Property of the Company and its Subsidiaries used in the operations of the Business and will continue to use commercially reasonable efforts to maintain and protect all of the material Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof.

(f)       The Company and each of its Subsidiaries have complied, in all material respects, with, and are presently in compliance, in all material respects, with all federal, state, local, and non-U.S. governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information and the Company and its Subsidiaries shall take all steps necessary to ensure such compliance until Closing.

4.14       Tangible Assets. The Company and each of its Subsidiaries own or lease all buildings, machinery, equipment, and other material tangible assets necessary for the conduct of the operations of the Business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in reasonable operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15       Inventory. The inventory of Sellers consists of finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

4.16       Contracts. Section 4.16 of the Disclosure Schedule lists the following contracts and other agreements to which the Company and its Subsidiaries is a party:

(a)       any agreement (or group of related agreements) for the lease of personal property to or from any Person involving more than $250,000 in the aggregate;

(b)       any agreement (or group of related agreements or purchase orders) for the purchase of finished goods, or other personal property, or for the furnishing or receipt of services involving more than $250,000 in the aggregate;

(c)       any agreement concerning a partnership or joint venture;

(d)       any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien (other than Permitted Encumbrances) on any of its assets, tangible or intangible, in each involving more than $250,000 for any such agreement or group of agreements;

(e)       any agreement concerning confidentiality or non-competition, other than such agreements with employees, consultants and other third parties in the Ordinary Course of Business;

(f)       any agreement between either the Company or any of its Subsidiaries on the one hand, and the Sellers or their Affiliates on the other hand that, directly or indirectly, provide such Seller or Affiliate with an economic interest under any agreement related to the Business;

(g)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)       any collective bargaining agreement;

(i)       any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $250,000 or providing severance benefits outside of the Company’s normal severance policies;

(j)       any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(k)       any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(l)       any settlement, conciliation or similar agreement with any Governmental Entity or which will require satisfaction of any obligations after the execution date of this Agreement;

(m)       any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in Section 4.16  of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (C) to the Company’s Knowledge, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

4.17       Insurance. Section 4.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time since January 1, 2010:

(a)       the name, address, and telephone number of the agent;

(b)       the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)       the policy number and the period of coverage;

(d)       the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)       a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (C) none of the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company and each of its Subsidiaries has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 4.17 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiaries.

4.18       Litigation. Section 4.18 of the Disclosure Schedule sets forth each instance in which the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator outside of the Ordinary Course of Business. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.18 of the Disclosure Schedule could result in any Material Adverse Change.

4.19       Product Warranty. Each product manufactured, sold, or delivered by the Company or any of its Subsidiaries has been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company and nor any of its Subsidiaries has any material Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Section 4.19 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4.19 of the Disclosure Schedule.

4.20       Product Liability. Neither the Company nor any of its Subsidiaries has any material Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Sellers in connection with the operation of the business of the Company and its Subsidiaries.

4.21       Employees.

(a)       With respect to the Company and its Subsidiaries:

(i)       there is no collective bargaining agreement or relationship with any labor organization;

(ii)       to the Knowledge of the Company, no executive or manager of the Company or any of its Subsidiaries (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity to conduct the business of such entity;

(iii)       no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv)       to the Knowledge of the Company, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v)       no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened;

(vi)       there is no workmans compensation liability, experience, or matter outside the Ordinary Course of Business;

(vii)       there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries of any law, regulation, or contract; and

(viii)       to the Company’s Knowledge, no employee or agent of the Company or any of its Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

(b)       Except as set forth in Section 4.21 of the Disclosure Schedule, (i) there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of the Company or any of its Subsidiaries. True and complete copies of all such documents have been made available to Buyer prior to the date of this Agreement.

4.22       Employee Benefits.

(a)       Section 4.22 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintain to which the Company or any of its Subsidiaries contribute or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any material Liability.

(i)       Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii)       All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii)       All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Sellers. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)       Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(v)       There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No material action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

(vi)       The Company has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(b)       Neither of the Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §(35)). No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(c)       Neither of the Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(d)       Neither of the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries or of any other Person other than in accordance with COBRA.

(e)       The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(f)       Section 4.22 of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan—to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each such agreement, contract, plan or other arrangement complies with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder and no amounts under any such agreement, contract, plan or other arrangement is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

4.23       Guaranties. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

4.24       Environmental, Health, and Safety Matters.

(a)       The Company and each of its Subsidiaries, and their respective predecessors and Affiliates has at all times complied and is in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

(b)       Without limiting the generality of the foregoing, the Company and each of its Subsidiaries, and their respective Affiliates has obtained and at all times complied with, and is in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(c)       Neither the Company nor any of its Subsidiaries, nor their respective predecessors or Affiliates have received any written notice, report, order, directive, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

4.25       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto) and at the time of the Special Meeting, and, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion in any of the filings made by Buyer with the SEC will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by the Sellers or Buyer which is contained in the Registration Statement, the Proxy Statement/Prospectus, or any filings made by Buyer with the SEC.

Section 5.       Buyer’s Representations and Warranties. Buyer represents and warrants that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

5.1       Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

5.2       Authorization of Transactions. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

5.3       Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Transactions.

5.4       Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Sellers could become liable or obligated.

5.5       Capitalization.

(a)       The authorized capital stock of Buyer consists of 400,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date hereof, (i) 14,534,884 shares of Buyer Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding, and (ii) 17,833,333 shares of Buyer Common Stock are authorized and reserved for the exercise of outstanding Warrants. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the certificate of incorporation of Buyer or any contract to which Buyer is a party or by which Buyer is bound.

(b)       Except for Warrants to purchase 17,833,333 shares of Buyer Common Stock, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Buyer Common Stock or obligating Buyer to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Buyer Common Stock or securities convertible into or exchangeable for such shares, or obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such common stock.

5.6       Filings with SEC. Buyer has made all filings with SEC that it has been required to make under the Securities Act and the Exchange Act. Each of such reports has complied with the Securities Act and the Exchange Act in all material respects and none of such reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.7       Financial Statements. Buyer has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and a Quarterly Report on Form 10-Q for the three months ended March 31, 2012. The financial statements included in these reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Buyer and its Subsidiary as of the indicated dates and the results of operations of Buyer and its Subsidiary for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of Buyer and its Subsidiary; provided, however, that the interim statements are subject to normal year-end adjustments.

5.8       Information Supplied. None of the information supplied or to be supplied by Buyer expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto), and at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, no misleading. The definitive Proxy Statement/Prospectus will, as of the mailing date and as of the date of the Special Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by Buyer in writing expressly for inclusion or incorporation by reference in any of the filings made by Buyer with the SEC will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Buyer makes no representation, warranty or covenant with respect to any information supplied by the Company or the Sellers expressly for inclusion which is contained in the Registration Statement, Proxy Statement/Prospectus, or any filings made by Buyer with the SEC.

5.9       Trust Account. As of the date of this Agreement JWC Acquisition Security Corporation, a wholly-owned subsidiary of Buyer, has at least $124,950,000 of funds held in the Trust Account established for the benefit of the public stockholders of Buyer, such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust with the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and franchise taxes and expenses from any interest income earned in the Trust Account and (y) to purchase up to 15% of the shares of Buyer Common Stock sold in Buyer’s initial public offering at a price no greater than $10 per share. Upon consummation of the Transactions and notice thereof to the Trustee, the Trustee shall thereupon be obligated to release as promptly as practicable all funds held in the Trust Account to the Surviving Corporation, at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Buyer due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Buyer holding shares of Buyer Common Stock sold in Buyer’s initial public offering who shall have exercised their rights to cause the Buyer to redeem their shares of Buyers Common Stock for cash pursuant to Buyer’s certificate of incorporation, (ii) to the underwriters in Buyer’s initial public offering and other designated Persons, in an amount not to exceed Five Million Dollars ($5,000,000) representing deferred underwriting commissions and discounts payable upon consummation of the Transactions and certain advisory fees, (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under the Hart Scott Rodino Act, (iv) to J.W. Childs Associates, L.P. as it relates to unpaid rent and unreimbursed expenses incurred on behalf of Buyer relating to the Transactions and general administrative expenses, not to exceed $500,000 in the aggregate, (v) third parties (e.g. professionals, printers, etc.) who have rendered services to Buyer, the Sellers, the Company, its Subsidiaries and Holdings in connection with the Transactions (but as to the expenses of the Sellers, the Company, its Subsidiaries and Holdings, only if the Transactions are consummated) and (vi) payment of the Warrant Purchase Amount to sellers of Warrants in accordance with Section 6.15; provided, further, that, after payment of all the aforementioned liabilities and obligations from the Trust Account, the remaining monies in the Trust Account shall, as a result of the Transactions, become an asset of the Surviving Corporation (for the benefit of Holdings) at and after the Effective Time. As of the Effective Time, those obligations of Buyer to dissolve or liquidate within a specified time period as contained in Buyer’s certificate of incorporation will be terminated and Buyer shall have no obligation whatsoever to dissolve and liquidate the assets of Buyer by reason of the consummation of the Transactions, and no Buyer stockholder shall be entitled to receive any amount from the Trust Account or the Surviving Company except, with respect to the Trust Account only, to the extent such stockholder has exercised its right to cause the Buyer to redeem such stockholder’s shares of Buyer Common Stock for cash pursuant to Buyer’s certificate of incorporation.

5.10       Board Approval. The Board of Directors of Buyer has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the Transactions, and (ii) determined that the Merger is in the best interest of the stockholders of Buyer.

Section 6.       Pre-closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

6.1       General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

6.2       Notices and Consents. The Company and its Subsidiaries shall give any notices to third parties referred to in Section 4.3 of the Disclosure Schedule and shall use their reasonable best efforts to obtain any third-party consents set forth in Section 6.2 of the Disclosure Schedule.

6.3       Registration Statement and Proxy Statement/Prospectus. (a) As promptly as practicable following the execution and delivery of this Agreement (i) the Sellers shall cause Holdings to prepare and file with the SEC the Registration Statement, and (ii) Buyer shall prepare and file with the SEC a proxy statement on Schedule 14A, including the Proxy Statement/Prospectus, for the purpose of, among other things, solicitation proxies from (a) holders of Buyers Common Stock to vote at the Special Meeting in favor of (A) the adoption of this Agreement and the approval of the Transactions, (B) any other proposals the Parties deem necessary to effectuate the effectiveness of the Registration Statement, and (C) an adjournment proposal.

(a)       The Sellers, the Members, and the Company acknowledge that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Sellers, the Members, and the Company and the Company’s management, operations and financial condition. Accordingly, the Sellers, the Members, and the Company agree to promptly provide Buyer with all information concerning the Sellers, the Members, and the Company shall provide Buyer with the information concerning the operations of the Business, the Company’s management and operations and financial condition, in each case, required to be included in the Proxy Statement or the Registration Statement. The Sellers and the Members shall be available to, and the Company and its Subsidiaries shall make their managers, directors, officers and employees available to, Buyer and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement or the Registration Statement from the SEC.

(b)       Sellers and the Members shall cause Holdings, with the assistance of Buyer, to promptly respond to any SEC comments on the Registration Statement and shall use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon after filing as practicable. Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act as soon after filing as practicable.

(c)       Sellers and the Members shall cause Holdings to make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and rules and regulations thereunder.

(d)       If at any time prior to the Effective Time, any information relating to Buyer, Holdings or the Company and its Subsidiaries, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Buyer or the Company, as applicable, that should be set forth in an amendment or supplement to the Registration Statement and the Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Buyer.

6.4       Special Meetings: Mailing of Proxy Statement/Prospectus. As promptly as practicable following the execution of this agreement, Buyer, acting through its board of directors, shall in accordance with applicable law:

(a)       Duly call, give notice of, convene and hold the Special Meeting. Buyer shall (i) use reasonable best efforts to solicit the approval of the Agreement by the stockholders of Buyer and (ii) including in the Proxy Statement/Prospectus (A) the declaration of the board of directors of Buyer of the advisability of the Agreement and its recommendation to the stockholders of Buyer that they adopt this Agreement and approve the Transactions, and (B) all other requests or approvals necessary to consummate the Transactions. Notwithstanding the foregoing, Buyer may adjourn or postpone the Special Meeting as and to the extent permitted by applicable law. Buyer shall use its commercially reasonable efforts to cause the proxy statement, of which the Proxy Statement/Prospectus is a part, is declared effective by the SEC; and

(b)       Promptly transmit any amendment or supplement to its stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

6.5       Hart-Scott-Rodino Act. Each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable. Each of Buyer and the Company will pay 50% of the filing fee required under the Hart-Scott-Rodino Act.

6.6       Listing of Holdings Common Stock. The Parties will use their commercially reasonable efforts to cause the shares of Holdings Common Stock that will be issuable in the Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Effective Time.

6.7       Operation of Business.

(a)       The Company and its Subsidiaries shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above; provided that the Company may distribute cash to the Members that is, and has been, generated from the operation of the Business in the ordinary course of Business prior to the Closing. Prior to the Closing, Holdings shall not and the Sellers shall cause Holdings not to (i) amend its Bylaws or Certificate of Incorporation or (ii) amend or terminate the Holdings Equity Incentive Plan.

(b)       Prior to the Closing, the Company shall cause all Special Cash Units held by Rucker to be redeemed by the Company (the “Special Cash Units”), including payment in full therefor, and cause Rucker to repay to the Company all notes receivable due to the Company plus any unpaid interest accrued thereon prior to the Closing.

6.8       Preservation of Business. The Company and its Subsidiaries shall keep their business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

6.9       Full Access. The Company and its Subsidiaries shall permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or any of its Subsidiaries to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the business of the Company and its Subsidiaries.

6.10       Notice of Developments. From time to time prior to the Closing, each Party shall have the right to supplement or amend the Disclosure Schedules delivered pursuant to Articles III, IV or V of this Agreement with respect to any matter hereafter arising that, if existing at, or occurring prior to, the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. Such supplement or amendment shall cure any breach that, absent such disclosure, would have resulted therefrom, other than with respect to Sections 3.6 or 4.2 or with respect to any event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect and other than with respect to Buyer’s right to terminate this Agreement in accordance with Article 8 hereof prior to the Closing.

6.11       Exclusivity. Neither the Company and its Subsidiaries nor any Seller or Member will: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock, membership interests or other voting securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company and each Seller and Member will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. No Member shall transfer any Membership Interests prior to Closing other than as contemplated hereby.

6.12       Waiver. The Sellers, the Company, ILTS, Merger Sub and Holdings each acknowledge Buyer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Buyer and one or more businesses or assets (a “Business Combination”). The Sellers, the Company, ILTS, Merger Sub and Holdings each further acknowledge that Buyer’s sole assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities, in each case, consummated on November 23, 2010, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of Buyer, certain of its public stockholders and the underwriters of the IPO. The cash in the Trust Account may be disbursed only (i) to Buyer in limited amounts from time to time in order to permit Buyer to pay its operating expenses; (ii) if Buyer completes the Transactions, which constitute a Business Combination, then to those Persons and in such amounts as described in Section 5.9; and (iii) if Buyer fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Buyer in limited amounts to permit Buyer to pay the costs and expenses of its liquidation and dissolution, and then to Buyer’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Buyer entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Sellers, the Company, ILTS, Merger Sub and Holdings, on behalf of his, her or itself and any of their respective managers, directors, officers, affiliates, members, stockholders, trustees, and the Company and its Subsidiaries, hereby irrevocable waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against Buyer arising under this Agreement.

6.13       Separation of Buyer Units. The Buyer will cause the public trading of the Buyer Units to cease and each Buyer Unit will be mandatorily separated into its component parts of the shares of Buyer Common Stock and the Warrants.

6.14       Indemnification Agreements. Prior to the Closing, Holdings shall enter into an Indemnification Agreement with each of the individuals who will be directors of Holdings immediately following the Closing in a form reasonably satisfactory to Buyer and Company.

6.15       Purchase of Warrants; Repurchase of Buyer Common Stock.

(a)       The Buyer and the Sellers will cooperate with each other to identify holders of Warrants (other than Sponsor Warrants) that may desire to sell their Warrants and Buyer may negotiate and enter into definitive agreements with one or more of such holders to purchase their Warrants, which purchase would be made upon the consummation of the Transactions with cash released from the Trust Account; provided, however, that Buyer may enter into such agreements to purchase Warrants only with the consent of the Seller Representative.

(b)       Prior to the Closing, the Buyer shall not repurchase in the open market or through privately negotiated transactions any shares of Buyer Common Stock without the prior consent of the Seller Representative.

Section 7.       Conditions to Obligation to Close.

7.1       Conditions to Each Party’s Obligation. The obligations of each Party to consummate the Transactions and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time, of the following conditions:

(a)       Stockholders Approval. The required vote of the shareholders of Buyer shall have been obtained in accordance with the Delaware General Corporation Law and Buyer’s certificate of incorporation, as amended, and the rules and regulations of OTC Bulletin Board and stockholders of Buyer shall not have exercised their rights under the Buyer’s certificate of incorporation, as amended, to cause the Buyer to redeem a number of shares of Buyer Common Stock (for a cash payment from the Trust Account) in excess of 5,500,000 shares. No more than 500,000 shares of Buyer Common Stock shall constitute Dissenting Shares.

(b)       Antitrust Laws. The applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated;

(c)       Requisite Regulatory Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the Transactions;

(d)       No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and had the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; and

(e)       Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Holdings Common Stock to be issued in the Merger shall have been obtained and shall be in effect and such shares of Holdings Common Stock shall have been approved for listing on the OTC Bulletin Board or the NASDAQ Capital Market.

7.2       Conditions to the Obligations of Buyer. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)       the representations and warranties set forth in Section 3 and Section 4 above shall be true and correct in all material respects at and as if made the Closing Date, except to the extent that such representations and warranties are qualified by the term “material” or “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects at and as if made on the Closing Date;

(b)       the Sellers, the Company and Holdings shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)       no Material Adverse Effect shall have occurred since the date of this Agreement;

(d)       each of the Sellers shall have delivered to Holdings a certificate meeting the requirements of Treasury Regulation §1.1445-2(b)(2) certifying that such Seller is not a foreign person for purposes of Code §1445; and

(e)       the Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.2(a)-7.2(c) is satisfied in all respects.

7.3       Conditions to the Obligations of Sellers. The obligation of the Sellers to consummate and to cause Holdings to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction, or waiver by Sellers’ Representative, of the following conditions:

(a)       the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as if made on the Closing Date; except to the extent that such representations and warranties are qualified by the term “material,” and “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects at and as if made on the Closing Date;

(b)       Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

(c)       Buyer shall have delivered to Sellers’ Representative a certificate to the effect that each of the conditions specified above in Section 7.3(a)-(b) is satisfied in all respects.

Section 8.       Termination.

8.1       Termination of Agreement. This Agreement may be terminated prior to the earlier of the Closing or the Final Date as provided below:

(a)       Buyer, the Sellers’ Representative and the Company may terminate this Agreement by mutual written consent;

(b)       Buyer may terminate this Agreement by giving written notice to the Company and the Sellers’ Representative (i) in the event the Sellers, ILTS or the Company have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Company and the Sellers’ Representative of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before the Final Date, by reason of the failure of any condition precedent under Sections 7.1 and 7.2 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)       the Company may terminate this Agreement by giving written notice to Buyer (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before the Final Date by reason of the failure of any condition precedent under Sections 7.1 and 7.3 hereof (unless the failure results primarily from Sellers, the Company, ILTS and Holdings themselves breaching any representation, warranty, or covenant contained in this Agreement).

8.2       Effect of Termination. . If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder, other than the provisions of this Section, shall terminate without any Liability of any Party or any of their respective affiliates or their directors, officers, partners, members, managers, employees, agents or representatives or any of them; provided that, subject to Section 6.12, such termination if on account of a willful breach of a covenant of a Party shall not relieve such Party then in breach of any such covenant contained herein for any Liability suffered by any other Party or intended third party beneficiary under this Agreement; provided further that Section 8 and Section 11 of this Agreement shall survive such termination.

Section 9.       Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing and as to the covenant set forth in Section 9.9 also with respect to the period from the date of this Agreement to and including the Closing Date:

9.1       General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

9.2       Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers or the Business, each of the other Parties will cooperate with the contesting or defending Party and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

9.3       Confidentiality. Each Seller and Rucker will, and will cause each of such Person’s Affiliates to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Holdings or destroy, at the request and option of Holdings, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller or Rucker is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller or Rucker will notify Holdings promptly of the request or requirement, so that Holdings may seek an appropriate protective order or waive compliance with the provisions of this Section 9.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal that any Seller or Rucker may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Rucker shall use his, her, or its reasonable commercial efforts to obtain, at the reasonable request of Holdings, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Holdings shall designate.

9.4       Non-Compete Covenant. For a period of 5 years from and after the Closing Date, (i) neither TS Inc. nor Rucker shall, nor shall any such Person permit any Affiliate thereof to, engage directly or indirectly in any business that the Company or any of its Subsidiaries conducts as of the Closing Date, and (ii) no Seller (other than on behalf of the Company) or Rucker will (a) induce or attempt to induce any vendor or other Person with whom the Company or any of its Subsidiaries contracts or otherwise transacts business to reduce the level of business it does with the Company or any of its Subsidiaries or terminate its relationship with the Company or any of its Subsidiaries or (b) solicit any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries or directly or indirectly hire any such employee, or assist or encourage any other Person to do so. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.5       Restrictive Legends . Each certificate representing the Closing Holdings Shares and each Promissory Note will be imprinted with a legend substantially in the following form:

This ____ was originally issued on ________ _____, ______, and has not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold or transferred in the absence of such registration or qualification or an exemption therefrom under the securities act or any such state securities laws that may be applicable. The issuer of this ____ will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer the Closing Holdings Shares or the Promissory Notes first must furnish Holdings with (i) except for a Permitted Transfer, in which case the requirements in this clause shall not apply, a written opinion reasonably satisfactory to Holdings in form and substance from counsel reasonably satisfactory to Holdings to the effect that the holder may transfer the Closing Holdings Shares or the Promissory Notes as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Holdings in form and substance agreeing to be bound by the restrictions on transfer contained herein.

9.6       Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)       All rights to indemnification for acts or omissions occurring through the Closing now existing in favor of the current directors and officers of Buyer as provided in the certificate of incorporation and bylaws of Buyer or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)       For a period of six (6) years after the Closing, Holdings shall cause to be maintained by the Surviving Corporation the current policies of directors’ and officers’ liability insurance maintained by Buyer as of the Closing (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing.

(c)       If Holdings or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 9.6.

9.7       Income Tax Returns.

(a)       The Company shall prepare, or cause to be prepared at its expense, and shall file, or cause to be filed, all income Tax Returns for the Company and its Subsidiaries required to be filed after the Closing Date; provided, however, that the Company shall make an election under Code §754 (and any comparable or similar provision of state and local Law) on the Company’s partnership income Tax Returns for the Tax Period that includes the Closing Date, and each Member shall consent to and cooperate with the Company and Holdings in making the Code §754 election for the Company. The Company shall provide the Sellers’ Representative (as defined below) with copies of any such income Tax Returns for the Sellers’ Representative’s reasonable review and comment at least 30 days prior to the due date thereof (giving effect to any extensions). The Sellers, based on each Seller’s Pro Rata Share, shall pay or reimburse the Company and its Subsidiaries for all Taxes due and payable with respect to such income Tax Returns attributable to all Tax periods (or portions thereof) ending on the Closing Date.

(b)       Nabron shall prepare, or cause to be prepared at its expense, and shall file, or cause to be filed, all income Tax Returns for ILTS for all Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date. Nabron shall provide the Company with copies of any such income Tax Returns for the Company’s reasonable review and comment at least 30 days prior to the due date thereof (giving effect to extensions). Nabron shall pay or reimburse ILTS for all Taxes due and payable with respect to such income Tax Returns attributable to all Tax Periods (or portions thereof) ending on the Closing Date.

9.8       Release. Effective as of the Closing, each Seller and Member on behalf of himself, herself or itself and its, his or her Affiliates and each of its, his or her (as applicable) and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges Buyer, the Company, Holdings, Merger Sub, ILTS, each of their respective Affiliates, Subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Person’s status as a Member or an equityholder of ILTS. For the avoidance of doubt, the release of Nabron set forth above shall include any amount due from ILTS to Nabron and remaining outstanding as of the Closing Date, whether set forth on Schedule 3.7 or otherwise.

9.9       Restrictions on Purchase of Warrants. From and after the date hereof and until the eighteen (18) month anniversary of the Closing, the Sellers shall not and shall cause their Affiliates not to, purchase, directly or indirectly, any of the Warrants other than in accordance with the agreement referenced in Section 2.4(b) or purchases by Holdings after the Closing.

9.10       Distribution of Trust Account. Upon the consummation of the Transactions and the release of the funds held in the Trust Account to Buyer and the payment of expenses in accordance with Section 5.9, 50% of the remaining funds in the Trust Account shall be distributed by Buyer to Holdings in the form of a dividend and 50% of the remaining funds shall be loaned by Buyer to Holdings under the terms of a note, the principal of which shall not be repaid prior to the first anniversary of the Closing.

9.11       Maintenance of Buyer Entity. For at least one year following the Closing, Holdings shall not liquidate or dissolve Buyer or cause Buyer to be merged with and into another corporation (including Holdings).

9.12       State Tax Gross-Up Payment. Holdings shall pay to each Seller (other than Nabron), as additional consideration for the Contribution, the excess of (i) the aggregate state and local income Taxes payable by such Seller (or, in the case of a Seller which is an S corporation, the shareholders of such Seller) with respect to the contribution of their Membership Interests to Holdings, over (ii) the state and local income Taxes that would have been payable by such Seller (or the shareholders of such Seller) with respect to the contribution of their Membership Interests to Holdings if the gain recognized by such Sellers with respect to the Contribution had been taxable only in the state of residence of such Seller (or the shareholders of such Seller), such additional consideration increased by any additional federal, state and local income Taxes payable by such Seller (or the shareholders of such Seller) with respect to the payment made to such Seller pursuant to this Section 9.12 (the “Gross –Up Payment”). For purposes of determining the amount payable pursuant to this Section 9.12, it shall be assumed that: (a) the Sellers and their shareholders are residents of the states in which such Seller or their shareholders were residents for the 2011 tax year, and (b) any payment pursuant to this Section 9.12 shall be taxed to the Sellers or their shareholders as long-term capital gain. Each Seller shall provide the Company a request for payment together with a copy of his, her or its calculation of such Seller’s Gross-Up Payment. The Gross-Up Payment shall be made as soon as practicable following the filing of the 2012 state income Tax Returns of the Sellers and their shareholders but, in no event, later than October 31, 2013.

Section 10.       Survival of Representations and Warranties; Covenants; Nabron Indemnity.

(a)       Other than as set forth below in this Section 10, none of the representations and warranties contained in Section 3, Section 4 and Section 5 above shall survive the Closing hereunder. All of the covenants contained in this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days. Notwithstanding the forgoing, the representations and warranties set forth in Section 3.6 and Section 3.7 shall survive the Closing until the end of any applicable statute of limitations.

(b)       From and after Closing, Nabron shall indemnify Holdings and its Subsidiaries (including ILTS) for any losses or other damages suffered or incurred by Holdings and its Subsidiaries resulting from (i) any breach of its representation and warranties contained in Section 3.7 of this Agreement, (ii) all Taxes of ILTS attributable to any Tax Period (or portion thereof) ending on or prior to the Closing (including any Taxes imposed on ILTS in connection with the consummation of the Transactions), and (iii) any liabilities other than Taxes of ILTS relating to the period prior to Closing Date.

Section 11.       Miscellaneous.

11.1       Sellers’ Representative.

(a)       Appointment of Sellers’ Representative. Each of the Sellers and ILTS hereby constitutes and irrevocably appoints, effective from and after the date hereof, Peter Jacullo as such Seller’s or ILTS’ agent and attorney-in-fact (the “Sellers’ Representative”) to act as Sellers’ Representative under this Agreement in accordance with the terms of this Section 11.1. In the event of the resignation, death or incapacity of the Sellers’ Representative, a successor Sellers’ Representative reasonably satisfactory to Buyer shall thereafter be appointed by an instrument in writing signed by such successor Sellers’ Representative and by the Sellers, and such appointment shall become effective as to any such successor Sellers’ Representative when a copy of such instrument shall have been delivered to Buyer.

(b)       Authority. The Sellers’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Sellers and ILTS (with full power of substitution in the premises) in connection with this agreement and such other matters as are reasonably necessary for the consummation of the Transactions including, without limitation, (i) to receive all payments owing to the Sellers and ILTS under this Agreement, (ii) to terminate, amend, waive any provision of, or abandon, this Agreement or any other agreement entered into in connection herewith, (iii) to act as the representative of the Sellers and ILTS to review and authorize all claims and disputes or question the accuracy thereof, (iv) to negotiate and compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, (v) to take such further actions as are authorized in this Agreement or any other agreement entered into in connection therewith, and (vi) in general, do all things and perform all acts deemed by the Sellers’ Representative to be necessary or desirable in connection with this Agreement or the Transactions. Buyer shall be entitled to rely on such appointment and to treat the Sellers’ Representative as the duly appointed attorney-in-fact of each Seller and ILTS. The Sellers and ILTS shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. Each Seller and ILTS by execution of this Agreement, and without any further action, confirms such appointment and authority. Notices given to the Sellers’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Sellers for all purposes under this Agreement.

(c)       Extent and Survival of Authority. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 11.1 shall be effective and absolutely binding on each Seller and ILTS notwithstanding any contrary action of or direction from such Seller or ILTS, except for actions or omissions of the Sellers’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Seller or ILTS shall not terminate the authority and agency of the Sellers’ Representative. Buyer, in dealing with the Sellers’ Representative, may conclusively and absolutely rely, without inquiry, upon any act of the Sellers’ Representative as the act of the Seller or ILTS.

(d)       Release from Liability; Indemnification. Each Seller and ILTS hereby releases the Sellers’ Representative from, and each Seller and ILTS agrees to indemnify the Sellers’ Representative against, liability for any action taken or not taken by the Sellers’ Representative in his capacity as such (including the expenses referred to in Section 11.1(e) hereof), except for the liability of the Sellers’ Representative to a Seller or ILTS for loss which such Seller or ILTS may suffer from the willful misconduct or gross negligence of the Sellers’ Representative in carrying out his duties hereunder. The Sellers’ Representative shall not be liable to any Seller or ILTS or to any other Person with respect to any action taken or omitted to be taken by the Sellers’ Representative in his role as Sellers’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Sellers’ Representative, and the Sellers’ Representative shall not be liable to any Seller or ILTS in the event that, in the exercise of his or its reasonable judgment, the Sellers’ Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer against the Sellers or ILTS.

(e)       Reimbursement of Expenses. The Sellers’ Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified by, the Sellers or ILTS, pro rata in accordance with the number of shares of Common Stock held by each Seller or ILTS as of the Closing Date, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Sellers’ Representative in the performance or discharge of his duties pursuant to this Section 11.1.

(f)       ILTS. The appointment of the Sellers’ Representative as the agent and attorney-in-fact for ILTS shall terminate at the Closing and thereafter Sellers’ Representative shall have no further right to act on behalf of ILTS under this Section 11.1.

11.2       Press Releases and Public Announcements. Prior to the Closing, neither the Company nor the Sellers or ILTS and the Sellers or ILTS shall not permit Holdings or any of the Subsidiaries of the Company to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer, and Buyer shall not issue any press release or make any public announcement related to the subject matter of this Agreement without the prior written consent of Sellers’ Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

11.3       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than (i) the Parties and their respective successors and permitted assigns, (ii) as provided in Section 9.6 which is intended for the benefit of Buyer’s former and current officers and directors, (iii) after the Effective Time, the right of the stockholders of Buyer to receive the merger consideration specified in Section 2.3(b) and (iv) after the termination of this Agreement, the rights of stockholders of Buyer to pursue claims for damages and equitable relief for the Sellers’, ILTS’ or the Company’s willful breach of any of their representations, warranties and covenants contained in this Agreement.

11.4       Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.5       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, (i) none of the Sellers, ILTS, or the Company may assign this Agreement or any of their rights, interests or obligations hereunder, without the prior written approval of Buyer and (ii) Buyer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company and the Sellers’ Representative.

11.6       Counterparts. This Agreement may be executed in one or more counterparts (including facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.7       Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) and, (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, and addressed to the intended recipient as set forth below:

If to the Sellers or ILTS (prior to Closing):

c/o Sellers’ Representative
Peter Jacullo
61 High Ridge Avenue

Ridgefield, CT 06877

Fax: 203-438-6890
Email: pjacullo@comcast.net

with a copy to:
Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199
Attention: Gabor Garai
Fax: 617-342-4001
Email: ggarai@foley.com

If to the Company to:

The Tile Shop
14000 Carlson Parkway
Plymouth, MN 55441
Attention: Robert Rucker
Fax: 763-541-1411
Email: rrucker@tileshop.com

If to Buyer (before the Closing) to:

JWC Acquisition Corp.
Bay Colony Corporate Center, North Entrance
1000 Winter Street, Suite 4300
Waltham, MA 02451
Attention: Adam Suttin
Fax: 617-753-1101
Email:asuttin@jwchilds.com

with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attention: Bernard S. Kramer
Fax: 312-984-7700
Email: bkramer@mwe.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.10       Amendments and Waivers. No amendment of any provision of this Agreement prior to the Closing shall be valid unless the same shall be in writing and signed by Sellers’ Representative, the Company and Buyer. No amendment of any provision of this Agreement after the Closing shall be valid unless the same shall be in writing and signed by Sellers’ Representative and Holdings. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

11.11       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12       Expenses. Each Seller, ILTS, the Company and its Subsidiaries and Holdings and Buyer will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement if this Agreement is terminated prior to the Closing.

11.13       Transfer Taxes. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) imposed on the Company in connection with the consummation of the Transactions shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.14       Construction. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.15       Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16       Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Sellers or the Company breach this Agreement prior to the Closing, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

11.17       Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

*       *       *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

JWC ACQUISITION CORP.

By:	/s/ Adam L. Suttin
	Name:	Adam L. Suttin
	Title:	President

TILE SHOP HOLDINGS, INC.

By:	/s/ Robert A. Rucker
	Name:	Robert A. Rucker
	Title:	President

TILE SHOP MERGER SUB, INC.

By:	/s/ Robert A. Rucker
	Name:	Robert A. Rucker
	Title:	President

THE TILE SHOP, LLC

By:	/s/ Robert A. Rucker
	Name:	Robert A. Rucker
	Title	President

THE TILE SHOP, INC.

By:	/s/ Robert A. Rucker
	Name:	Robert A. Rucker
	Title:	CEO

For and on behalf of
NABRON INTERNATIONAL, INC.

By:	/s/ Raymond Long Sing Tang, /s/ Louise Mary Garbarino
	Name:	Raymond Long Sing Tang / Louise Mary Garbarino
	Title:	Authorized Signatures

ILTS, LLC
By:	/s/ Andrea K. Jensen
	Name:	Andrea K. Jensen
	Title:	Manager

JWTS, INC.

By:	/s/ Peter J. Jacullo, III
	Name:	Peter J. Jacullo, III
	Title:	President

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin, as Trustee under the Peter H. Kamin Revocable Trust

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin, as Trustee under the Peter H. Kamin Children’s Trust

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin, as Trustee under the Peter H. Kamin GST

3K LIMITED PARTNERSHIP

By:	/s/ Peter H. Kamin
	Name:	Peter H. Kamin
	Title:	Trustee, Managing Partner

/s/ Todd Krasnow
Todd Krasnow

FAMILY OFFICE INVESTORS, LLC

By:	/s/ Mark Riser
	Name:	Mark Riser
	Title:	Sole Member

/s/ Warren W. Garden
Warren W. Garden

/s/ Irene P. McCarthy
Irene P. McCarthy

/s/ Robert McCarthy
Robert McCarthy

SELLERS’ REPRESENTATIVE:

/s/ Peter J. Jacullo, III
Peter J. Jacullo, III, in his capacity as Sellers’ Representative

JOINDER TO CONTRIBUTION AND MERGER AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Contribution and Merger Agreement (the “Agreement”) solely for the purposes set forth below, dated as of June 27, 2012, by and among JWC Acquisition Corp., a Delaware corporation, The Tile Shop, LLC, a Delaware limited liability company, ILTS, LLC, a Delaware limited liability company, The Tile Shop, Inc., a Minnesota corporation, JWTS, Inc., a Delaware corporation, each of the other Members of the Company that are signatories to this Agreement, Nabron International, Inc., a Bahamas corporation, Tile Shop Holdings, Inc., a Delaware corporation, Tile Shop Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings and Peter Jacullo, in his capacity as Sellers’ Representative, as may be amended from time to time.

The undersigned acknowledges and agrees to be bound by Sections 9.3 and 9.4 of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of June 27, 2012.

/s/ Robert A. Rucker
Name: Robert A. Rucker